Exhibit 99.3

Dear Stockholder,

As many of you know, I joined the Company mid last year, and this is the first time I'm taking the opportunity to update you on the Company’s progress. As you may know, in the fall of 2012, we announced the successful testing of our Ygiene™ 206 product at Barnabas Health, and then again by the Battelle Institute at the Army's Aberdeen Proving Grounds.  Following that, we announced the appointment of a new Board of Directors and a team of talented sales executives. In the final quarter of last year, we began to implement a new business plan and began to install our marketing and sales infrastructure to leverage our "state of the art" technologies in the marketplace.

After only six weeks in the marketplace, it now appears that our efforts are beginning to bear fruit. To date, we have called on approximately 75 potential customers across a wide variety of trade classes in the relevant Health and Industrial markets and we're happy to say that the reception to our product offerings, both Ygiene™ 206 and Ogiene™ have far exceeded our expectations.  Over two thirds of the accounts we called on in the healthcare and life sciences related markets were interested in meeting with us, and to date, over 50% of those proceeded to initiate trials of our products with many more trials pending.  In the Industrial markets, we were equally well received with "across the board" interest from the full spectrum of market participants, i.e. end users, distributors, wholesalers and independent manufactures’ in markets as diverse as Sanitation and Janitorial services, Mold Remediation and Agriculture both here at home as well as abroad.

That said, much still needs to be accomplished. Our meetings are early ones. Trials, while going well, need to be completed and even more initiated.  However it is becoming increasingly evident to us that our products meet a "need" in the marketplace that we are fast becoming increasingly able to meet.  In this regard, we have begun taking initial stocking orders with a growing amount anticipated, although there can be no assurance, over the next several months. While at this early time I hesitate to say more, we believe that we will be in a position to conduct a full-scale marketing and sales effort in the second half of this year if not earlier.

I realize that many of you are long-term investors who have strongly believed in the potential of the Company's technology. We thank you for your patience and assure you that we share your vision of the Company’s future.  At present, we plan on holding a shareholders meeting sometime in the second half of the year when we will have more progress to report in a somewhat more detailed manner. In the meantime, we will utilize our corporate website to report meaningful business results as they happen.

I look forward to meeting many of you in person.

Regards

Mark Lowenthal
CEO and President

BioNeutral Group Inc.	| 211 Warren Street ~ Newark, NJ 07103 (T) 973.556.4671 (F) 973.538.0503
www.bioneutral.com